Exhibit 23.1

We consent to the inclusion in this Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-1 to be filed on or about September 9, 2021 of our report dated March 31, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

September 9, 2021